Exhibit 99.1

Codexis Reports Third Quarter 2025 Financial Results

Announces signing of $37.8m Supply Assurance Agreement with Merck

Organizational changes streamline company and reduce operational expenses

Cash runway extended through 2027

REDWOOD CITY, Calif., November 6, 2025 — Codexis, Inc. (NASDAQ: CDXS), a leading provider of enzymatic solutions for the efficient and scalable manufacturing of complex therapeutics, today announced financial results for the third quarter ended September 30, 2025. The company also provided a business update that includes signing a $37.8m Supply Assurance Agreement with Merck and organizational changes, together will allow the company to extend its cash runway through 2027.

“We’ve had a very exciting and important few months that have set us up very well for the changes we are announcing today” said Stephen Dilly, MBBS, PhD, CEO and Chairman at Codexis. “Our ECO Synthesis and ligase businesses have evolved to the point where we are confident of their market potential. We also signed an important agreement with Merck that provides a substantial non-dilutive cash infusion into the company. We feel it is the right time to complete our transition to an innovative manufacturing solutions provider in the field of oligonucleotide manufacturing. We have taken definitive steps to reduce our expenses and focus our efforts on the future businesses of Codexis. This also includes evolving our senior leadership team to prepare for the next phase of Codexis’ growth. I am extremely proud to announce that Alison Moore is succeeding me as CEO of Codexis. Alison has been dedicated to Codexis for the last five years as a board member, and the last year, as a member of our executive leadership team. Alison’s deep domain experience and leadership skills are a great match for the next stage of our journey. I look forward to continuing my partnership with Alison in my role as Executive Chair of the Board.”

“I am honored to be assuming the CEO role at an exciting time in the company’s progression,” said Alison Moore, PhD, Chief Technology Officer. “Much of my career has involved the development, deployment, and scaling of novel production technologies in various therapeutic areas. I have been fortunate enough to have been part of bringing several advanced medicines, some of which are billion-dollar drugs, to hundreds of thousands of patients. Our ECO Synthesis technology is a powerful production solution which has the potential to truly expand the use of advanced medicines, such as siRNA and other oligonucleotides.”

Recent Business Highlights

•	In October 2025, Codexis signed a $37.8 million Supply Assurance Agreement with Merck. Cash from this Agreement is anticipated to be received by year end.

•	In October 2025, Codexis signed an evaluation agreement with Nitto Denko Avecia, the Company’s second ECO Synthesis evaluation contract with a third party CDMO.

•

In November 2025, Codexis enacted several changes to its executive leadership team. Dr. Stephen Dilly will transition to Chairman of the Board and will be succeeded as President and Chief Executive Officer by Dr. Alison Moore. Dr. Moore will also rejoin the board of Codexis. Dr. Stefan Lutz has been promoted to Chief Scientific Officer. Georgia Erbez, Chief Financial Officer, will take on the additional title of Chief Business Officer.

•

Kevin Norrett, Codexis Chief Operating Officer, having completed the commercial realignment of Codexis and defined the ECO Synthesis strategy, is exiting Codexis to pursue other opportunities. Britton Jiminez, Senior Vice President, Sales and Marketing, will assume leadership for Codexis’s commercial activities.

•

In November 2025, Codexis eliminated 46 positions, or approximately 24% of its workforce. The company expects to recognize an additional expense of approximately $3.5 million in the fourth quarter of 2025.

Upcoming Milestones

•	Codexis will be making presentations at the 2025 TIDES Europe Annual Meeting, being held from November 11-13 in Basel, Switzerland.

Third Quarter 2025 Financial Highlights

•

Total revenues were $8.6 million for the third quarter of 2025 compared to $12.8 million in the third quarter of 2024. The decrease was primarily due to variability in customers’ manufacturing schedules and clinical trial progression.

•

Product gross margin was 64% for the third quarter of 2025 compared to 61% in the third quarter of 2024. The increase in gross margin was largely due to a shift in sales toward more profitable products, and declines in less profitable, legacy products.

•

Research and Development expenses for the third quarter of 2025 were $13.9 million compared to $11.5 million in the third quarter of 2024. The increase was primarily driven by higher headcount, higher lab supplies expense, and the internal reclassification of certain employees to the Research and Development function.

•

Selling, General & Administrative expenses for the third quarter of 2025 were $11.2 million compared to $13.6 million in the third quarter of 2024. The decrease was primarily due to lower employee-related costs and legal expenses, and reduced use of outside services.

•	Net loss for the third quarter of 2025 was $19.6 million, or $0.22 per share, compared to a net loss of $20.6 million, or $0.29 per share, for the third quarter of 2024.

•	As of September 30, 2025, the Company had $58.7 million in cash, cash equivalents and short-term investments.

Conference Call and Webcast

Codexis will hold a conference call and webcast today beginning at 4:30 pm ET. A live webcast and slide presentation to accompany the conference call will be available on the Investors section of the Company website at www.codexis.com/investors. The conference call dial-in numbers are 877-705-2976 for domestic callers and 201-689-8798 for international callers.

A telephone recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing 877-660-6853 for domestic callers or 201-612-7415 for international callers. Please use the passcode 13726635 to access the recording. A webcast replay will be available on the Investors section of the Company website for at least 90 days, beginning approximately two hours after the completion of the call.

About Codexis

Codexis is a leading provider of enzymatic solutions for efficient and scalable therapeutics manufacturing, leveraging its proprietary CodeEvolver® technology platform to discover, develop and enhance novel, high-performance enzymes. Codexis enzymes solve for real-world challenges associated with small molecule pharmaceuticals manufacturing and nucleic acid synthesis. The Company is currently developing its proprietary ECO Synthesis® manufacturing platform to enable the scaled manufacture of RNAi therapeutics through an enzymatic route. Codexis’ unique enzymes can drive improvements such as higher yields, reduced energy usage and waste generation, improved efficiency in manufacturing and greater sensitivity in genomic and diagnostic applications. For more information, visit https://www.codexis.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “suggest,” “target,” “on track,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management, including but not limited to statements regarding anticipated milestones, including product launches, technical milestones, data releases and public announcements related thereto; Codexis’ ability to extend its cash runway through 2027; the market potential of Codexis’ ECO Synthesis and ligase businesses; the expected receipt of cash under the Supply Assurance Agreement with Merck; the expected severance expense; and Codexis’ plan to make presentations at the 2025 TIDES Europe Annual Meeting. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include, among others: Codexis’ dependence on its licensees and collaborators; if any of its collaborators terminate their development programs under their respective license agreements with Codexis; Codexis may need additional capital in the future in order to expand its business; if Codexis is unable to successfully develop new technology such as its ECO Synthesis® manufacturing platform and dsRNA ligase; Codexis’ dependence on a limited number of products and customers, and potential adverse effects to Codexis’ business if its customers’ products are not received well in the markets; if Codexis is unable to develop and commercialize new products for its target markets; if competitors and potential competitors who have greater resources and experience than Codexis develop products and technologies that make Codexis’ products and technologies obsolete; Codexis’ ability to comply with debt covenants under its loan facility; if Codexis is unable to accurately forecast financial and operational performance; if market, political and economic conditions negatively impact Codexis’ business, financial condition and share price; and if international trade policies, including tariffs, sanctions and trade barriers, adversely affect Codexis’ business. Additional information about factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 27, 2025 and in Codexis’ Quarterly Report on Form 10-Q filed with the SEC on or about the date hereof, including under the caption “Risk Factors,” and in Codexis’ other periodic reports filed with the SEC. Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Codexis’ results for the year and quarter ended September 30, 2025, are not necessarily indicative of our operating results for any future periods.

For More Information

Investor Contact

Georgia Erbez

(650) 421-8100

ir@codexis.com

Codexis, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Product revenue	$6,807	$11,158	$20,246	$26,968
Research and development revenue	1,794	1,675	11,226	10,917

Total revenues	8,601	12,833	31,472	37,885
Costs and operating expenses:
Cost of product revenue	2,465	4,317	7,295	12,634
Research and development	13,868	11,505	40,525	34,164
Selling, general and administrative	11,217	13,568	35,950	42,100
Asset impairment and other charges	—	—	—	165

Total costs and operating expenses	27,550	29,390	83,770	89,063

Loss from operations	(18,949)	(16,557)	(52,298)	(51,178)
Interest income	634	849	1,969	2,730
Interest and other expense, net	(1,292)	(4,922)	(3,217)	(6,421)

Loss before income taxes	(19,607)	(20,630)	(53,546)	(54,869)
Provision for income taxes	8	10	29	31

Net loss	$(19,615)	$(20,640)	$(53,575)	$(54,900)

Net loss per share, basic and diluted	$(0.22)	$(0.29)	$(0.62)	$(0.78)
Weighted average common stock shares used in computing net loss per share, basic and diluted	90,251	72,032	86,045	70,759

Codexis, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(Unaudited)

(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss	$(19,615)	$(20,640)	$(53,575)	$(54,900)
Other comprehensive gain:
Unrealized gain (loss) on available-for-sale short-term investments, net of tax	15	149	(40)	126

Comprehensive loss	$(19,600)	$(20,491)	$(53,615)	$(54,774)

Codexis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$25,351	$19,264
Restricted cash, current	485	503
Short-term investments	33,350	54,194
Financial assets:
Accounts receivable	6,030	11,920
Contract assets	2,130	4,375
Unbilled receivables	1,622	2,751

Total financial assets	9,782	19,046
Less: allowances	(49)	(162)

Total financial assets, net	9,733	18,884
Inventories	1,936	1,799
Prepaid expenses and other current assets	5,337	4,128

Total current assets	76,192	98,772
Restricted cash	1,062	1,062
Investment in non-marketable equity securities	2,798	2,798
Right-of-use assets - Operating leases, net	26,522	28,700
Property and equipment, net	14,012	14,197
Goodwill	2,463	2,463
Other non-current assets	912	1,019

Total assets	$123,961	$149,011

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,425	$2,838
Accrued compensation	9,676	11,410
Other accrued liabilities	2,987	6,223
Current portion of lease obligations - Operating leases	3,091	2,827
Deferred revenue	296	350

Total current liabilities	18,475	23,648
Deferred revenue, net of current portion	100	100
Long-term lease obligations - Operating leases	25,801	28,163
Long-term debt	39,729	28,905
Other long-term liabilities	1,312	1,268

Total liabilities	85,417	82,084
Stockholders’ equity:
Common stock	9	8
Additional paid-in capital	654,904	629,673
Accumulated other comprehensive income	12	52
Accumulated deficit	(616,381)	(562,806)

Total stockholders’ equity	38,544	66,927

Total liabilities and stockholders’ equity	$123,961	$149,011